Exhibit 4.3

AMENDMENT TO SUBSCRIPTION AGREEMENT

AMENDMENT NO. 1 made effective the 5th day of August, 2010 to the Subscription Agreement dated the 17th day of March 2010 (the “Subscription Agreement”); by and between CRUDE CARRIERS CORP., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at 3 Iassonos Street, Piraeus, 18537, Greece (the “Company”) and Crude Carriers Investments Corp., a Marshall Islands corporation (the “Investor”).

WHEREAS:

The Company has requested that the Investor agree to amend certain provisions of the Subscription Agreement, as set forth herein; and

The Investor is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1. Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Subscription Agreement.

Section 2. Amendments.  (a)  Section 2 “Right to Receive Additional Class B Shares” of the Subscription Agreement is hereby deleted in its entirety, and (b)  the subsequent numbering of each remaining section of the Subscription Agreement is hereby revised.

Section 3. Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof.

Section 4. Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Company or the Investor under the Subscription Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Subscription Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Company or the Investor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Subscription Agreement in similar or different circumstances.  This Amendment shall apply and be effective with respect to the matters expressly referred to herein.  After the date hereof, any reference to the Subscription Agreement shall mean the Subscription Agreement with such amendments effected hereby.

Section 5. Counterparts.  This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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IN WITNESS WHEREOF, the Company and the Investor have executed this Agreement as of the date first written above.

CRUDE CARRIERS CORP. By: /s/ Gerasimos G. Kalogiratos Name: Gerasimos G. Kalogiratos Title: CFO
CRUDE CARRIERS INVESTMENTS CORP. By: /s/ Evangelos G. Bairactaris Name: Evangelos G. Bairactaris Title: Director